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                                                                   EXHIBIT 23(n)

                           BARR ROSENBERG SERIES TRUST

                  FURTHER AMENDED AND RESTATED MULTI-CLASS PLAN

         PURSUANT TO RULE 18f-3 UNDER THE INVESTMENT COMPANY ACT OF 1940

                       Effective Date (February 28, 2000)


     WHEREAS, the Board of Trustees of Barr Rosenberg Series Trust (the "Trust") have considered the following Further Amended and Restated Multi-Class Plan (the "Plan") under which the Trust may offer multiple classes of shares of its now existing and hereafter created series pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, a majority of the Trustees of the Trust and a majority of the Trustees who are not interested persons of the Trust ("Independent Trustees") have found the Plan, as proposed, to be in the best interests of each class of shares of the Trust individually and the Trust as a whole;

     NOW, THEREFORE, the Trust hereby approves and adopts the following Plan pursuant to Rule 18f-3 under the 1940 Act.

1.   FEATURES OF THE CLASSES

     Each now existing and hereafter created series (each a "Fund")(1) of the Trust is authorized to issue from time to time its shares of beneficial interest in six classes: Class A shares, Class B shares, Class C shares, Institutional Class shares, Adviser Class shares and Investor (or Select)(2) Class shares. Each class is subject to such investment minimums and

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(1)  The current operational Funds of the Trust are the U.S. Small
Capitalization Series, the International Small Capitalization Series, the Japan Series, the Barr Rosenberg Market Neutral Fund, the Barr Rosenberg Double Alpha Market Fund, the Barr Rosenberg Select Sectors Market Neutral Fund. Three additional Funds, the AXA Rosenberg Enhanced 500 Fund, the AXA Rosenberg International Equity Fund and the AXA Rosenberg Global Market Neutral Fund, are scheduled to become operational on or about May 1, 2000.

(2) The Select Class of the U.S. Small Capitalization Series, the International Small Capitalization Series and the Japan Series has characteristics identical to those of the other Funds' Investor Class. Accordingly, those two classes are treated alike under this Plan.
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other conditions of eligibility as are set forth in the Trust's prospectus(es)
as from time to time in effect (together with the Trust's statement(s) of additional information as from time to time in effect, the "Prospectus"). Each Fund may offer such classes of shares to such classes of persons as are set forth in the Prospectus.

     Shares of each class of a Fund shall represent equal pro rata interests in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined in Section 4 below; and (c) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class, and shall have exclusive voting rights on any matter submitted to shareholders that relates solely to that class.

     In addition, Class A, Class B, Class C, Institutional Class, Adviser Class and Investor (or Select) Class shares shall have the features described in Sections 2, 3, 4 and 5 below. These features are subject to change, to the extent permitted by law and by the Amended and Restated Agreement and Declaration of Trust and By-laws of the Trust, by action of the Board of Trustees of the Trust.

2.   SALES CHARGE STRUCTURE

     (a) INITIAL SALES CHARGE. Class A shares of the Funds are offered at a public offering price that is equal to their net asset value ("NAV") plus a sales charge of up to 4.75% of the public offering price (which maximum may be less for certain Funds, as described in the Prospectus). The sales charges on Class A shares are subject to reduction or waiver as permitted by Rule 22d-1 under the 1940 Act, as described in the Prospectus. For example, as of the date of this Plan, each Fund may waive the Class A sales charge for certain categories of investors, including current or retired officers, trustees, directors or employees of the Trust, and for current registered representatives and other full-time employees of participating brokers.

     Class B, Class C, Institutional Class, Adviser Class and Investor (or Select) Class shares of the Funds are offered at their NAV, without an initial sales charge.

     (b) CONTINGENT DEFERRED SALES CHARGE. A contingent deferred sales charge (a "CDSC") may be imposed on Class A, Class B or Class C shares under certain circumstances. The Trust imposes a CDSC on redemptions of a particular class of shares of a Fund if the investor redeems an amount which causes the current value of the investor's account for the Fund to fall below the total dollar amount of purchase payments subject to the CDSC, except that no CDSC is imposed if the shares redeemed have been acquired through the reinvestment of dividends or capital gains distributions or if the amount redeemed is derived from increases in the value of the account above the amount of purchase payments subject to a CDSC. In determining


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whether a CDSC is payable, it is assumed that the purchase payment from which the redemption is made is the earliest purchase payment from which a redemption or exchange has not already been effected. In determining whether an amount is available for redemption of a certain class without incurring a CDSC, the purchase payments made for all shares of that class in the investor's account with the particular Fund are aggregated, and the current value of all such shares is aggregated.

     Purchases of Class A shares of each Fund of $1 million or more that are redeemed within one year of their purchase are subject to a CDSC of 1%, except that the CDSC on Class A shares does not apply to an investor purchasing $1 million or more of a Fund's Class A shares if such investor is otherwise eligible (I.E., without regard to the amount of the purchase) to purchase Class A shares of such Fund without any sales charge. The conditions for such eligibility, which may be revised from time to time, are set forth in the Prospectus.

     Class B shares that are redeemed within 5 years from purchase are subject to a CDSC of up to 5% of the redemption amount to which the CDSC applies; such percentage declines, eventually to 0%, the longer the shares are held, as described in the Prospectus. As of the date of this Plan, purchases of Class B shares are subject to a CDSC according to the following schedule:

                      Years Since Purchase                    Percentage
                        Payment was Made                         CDSC
                        ----------------                      ----------
                            First .............................    5
                            Second ............................    4
                            Third .............................    3
                            Fourth ............................    2
                            Fifth .............................    1
                            Sixth .............................    0*

          * After the sixth year, Class B shares convert into Class A shares as described below.


     Class C shares are subject to a CDSC of 1% if redeemed within 1 year after purchase.

     As permitted by Rule 6c-10 under the 1940 Act and as described in the Prospectus, the CDSC otherwise applicable to Class A, Class B and Class C shares is subject to reduction or waiver in connection with particular classes of transactions provided the conditions in Rule 22d-1 under the 1940 Act are satisfied. As of the date of this Plan, examples of redemptions for which the CDSC is not applicable include any partial or complete redemption following death or disability of a shareholder from an account in which the deceased or disabled is named, provided the redemption is requested within one year of the death or initial determination of disability, which applies to all classes, and any redemption resulting from a return of an excess contribution to a qualified employer retirement plan or an IRA (with the exception of a Roth IRA), which applies only to Class A and Class C shares.


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     Institutional Class, Adviser Class and Investor (or Select) Class shares are not subject to a CDSC.

     (c) NO SALES CHARGE. Institutional Class shares are sold without any initial or deferred sales charge and are not subject to any ongoing distribution fees or service fees. Adviser Class shares are sold without any initial or deferred sales charge, but are subject to a service fee at an annual rate with respect to each fund equal to 0.25% of the Fund's average daily net assets attributable to Adviser Class shares.

3.   SERVICE, DISTRIBUTION AND ADMINISTRATIVE FEES

     (a) DISTRIBUTION AND SERVICE FEES. Class A, Class B and Class C shares each pay Barr Rosenberg Funds Distributors, Inc. (the "Distributor") fees for services rendered and expenses borne in connection with personal services rendered to shareholders of the particular class and the maintenance of shareholder accounts and/or in connection with the distribution of shares of the relevant class ("Distribution and Service Fees"). Class A shares of each Fund pay a Distribution and Service Fee of up to 0.50% per annum of the average daily net assets of such Fund attributable to the particular class, as described in the Prospectus. Class B and Class C shares of each Fund pay a Distribution and Service Fee of up to 1.00% per annum of the average daily net assets of such Fund attributable to the particular class, as described in the Prospectus. Class A, Class B and Class C Distribution and Service Fees ("12b-1 Fees") are paid pursuant to separate plans adopted for each class pursuant to Rule 12b-1 under the 1940 Act.

     The Trust has not adopted a distribution and service plan with respect to Institutional Class and Adviser Class shares of the Funds. However, Institutional Class shares may be offered through certain brokers and financial intermediaries ("service agents") that have established a shareholder servicing relationship with the Trust on behalf of their customers. The Trust pays no compensation to such entities. Service agents may impose additional or different conditions on the purchase or redemption of Institutional Class shares of the Funds and may charge transaction or account fees. Service agents are responsible for transmitting to their customers a schedule of any such fees and conditions.

     The Trust has adopted distribution and service plans with respect to the Investor and Select Class shares of the Funds. Each plan has been adopted in accordance with the requirements of Rule 12b-1 and is administered accordingly. Under the terms of each plan, the Trust is permitted to reimburse, out of the Investor (or Select) Class assets of each Fund, in an amount up to 0.25% on an annual basis of the average daily net assets of that class, financial intermediaries that provide services in connection with the distribution of Investor (or Select) Class shares of the Funds, as described in the Prospectus.

     (b) ADMINISTRATIVE FEES. Each class of shares of each Fund pays BISYS Fund Services (the "Administrator") fees for administrative services ("Administrative Fees") pursuant to an


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Administration Agreement with the Trust. Under the Administration Agreement, the
Administrator provides or procures such services as custody, transfer agency, accounting, legal and printing services. For these services, the Administrator is entitled to receive a fee, payable monthly, at the annual rate of o.15% of the average daily net assets of the Trust.

4.   ALLOCATION OF INCOME AND EXPENSES

     (a) Class A, Class B, Class C and Investor (or Select) Class shares pay the expenses associated with their different distribution and shareholder servicing arrangements. All classes pay their respective Administrative Fees. Each class of shares may, at the Trustees' discretion, also pay a different share of other expenses (together with 12b-1 Fees and Administrative Fees, "Class Expenses"), not including advisory fees or other expenses related to the management of the Trust's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes.

     (b) The gross income of each Fund generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of each Fund. These expenses include:

          (1) Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund ("Corporate Level Expenses"); and

          (2) Expenses incurred by a Fund not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

     Expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item. Corporate Level Expenses and Fund Expenses shall be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Trust. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it will be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of


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the 1940 Act and the Internal Revenue Code of 1986, as amended (the "Code").

     The Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1), provided that a majority of the Trustees and a majority of the Independent Trustees determine that the method is fair to the shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

5.   EXCHANGE PRIVILEGES

     Shareholders may exchange shares of one class of a Fund at net asset value, without the imposition of any sales charge or CDSC, for shares of the same class offered by another Fund of the Trust, PROVIDED THAT the exchange is made in states where the securities being acquired are properly registered. Institutional Class shares of a Fund may be exchanged for Investor (or Select) Class shares offered by any other Fund which offers such class of shares, or VICE VERSA, provided that the Institutional Class or Investor (or Select) Class shareholder, as the case may be, meets the eligibility requirements of the class into which the shareholder seeks to exchange.

     With respect to Class A, Class B and Class C shares subject to a CDSC, if less than all of an investment is exchanged out of a Fund, any portion of the investment attributable to capital appreciation and/or reinvested dividends or capital gains distributions will be exchanged first, and thereafter any portions exchanged will be from the earliest investment made in the Fund from which the exchange was made.

6.   CONVERSION FEATURES

     Class B shares of each Fund automatically convert to Class A shares of the same Fund after they have been held for 6 years, and thereafter are subject to the lower fees charged to Class A shares. In this regard, if the Class A shareholders approve any material increase in expenses allocated to that class (including 12b-1 Fees) without the approval of the Class B shareholders, the Trust will establish a new class of shares, into which Class B shares would convert, on the same terms as those that applied to Class A shares before such increase. There are currently no other conversion features among the classes.

7.   DIVIDENDS/DISTRIBUTIONS

     Each Fund pays out as dividends substantially all of its net investment income (which


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comes from dividends and interest it receives from its investments) and net realized short-term capital gains as described in the Prospectus.

     All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Fund to which the dividends and/or distributions relate or, at the election of the shareholder, of another Fund at net asset value of such Fund or series, unless the shareholder elects to receive cash. Dividends paid by each Fund are calculated in the same manner and at the same time with respect to each class.


8.   WAIVER OR REIMBURSEMENT OF EXPENSES

     Expenses may be waived or reimbursed by AXA Rosenberg Investment Management LLC (the Adviser"), the Funds' principal underwriter, or other provider of services to the Trust without the prior approval of the Trust's Trustees.

9.   EFFECTIVENESS OF PLAN

     This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) the Independent Trustees. When this Plan takes effect, it shall supersede all previous plans of the Trust adopted pursuant to Rule 18f-3 under the 1940 Act.

10.  MATERIAL MODIFICATIONS

     This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval hereof in section 9 above.

11.  LIMITATION OF LIABILITY

     The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and the Administrator or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such rights or claims, and not to any Trustee or shareholder.


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